Exhibit 99.1

NEWS RELEASE

Turning Point Brands, Inc. reports 2016 Fourth Quarter and Full Year results

LOUISVILLE, Ky. (Mar. 13, 2017) - Turning Point Brands, Inc. (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) today announced financial results for the quarter and year ended December 31, 2016.

TPB generates solid cash flow through its three focus brands, Zig-Zag® in smoking products, Stoker’s® in smokeless products and the VaporBeast™ e-commerce distribution engine in NewGen products.

TPB President and Chief Executive Officer, Larry Wexler said “The year 2016 was a significant turning point for our company.  We substantially improved our capital structure through the initial public offering (“IPO”), once again generated solid operating results and cash flows, continued our organic growth initiatives and completed two strategic acquisitions.”  Commenting on the fourth quarter of 2016, he noted, “We are especially pleased with the progress we have made in our core tobacco portfolio in this quarter, where net sales and gross profits are up 7.2% and 6.4%, respectively, compared to the fourth quarter of 2015.”

Full Year 2016 results at a glance
(Comparisons vs. full year 2015)

✓	Net sales increased 4.5% to $206.2 million
✓	Gross profit increased 4.2% to $100.4 million
✓	Gross margin contracted 10 basis points to 48.7%
✓	Net income increased 194.2% to $26.9 million, versus $9.1 million
✓	Adjusted EBITDA increased 3.6% to $52.4 million (see Schedule A for a reconciliation to net income)
✓	Salesforce infrastructure investment continued with manpower for the twelve-month period up 7%

Fourth Quarter 2016 results at a glance
(Comparisons vs. fourth quarter 2015)

✓	Net sales were $53.8 million versus $46.7 million
✓	Gross profit was $26.2 million versus $23.7 million
✓	Gross margin was 48.7% versus 50.6%
✓	Net income was $17.1 million versus $2.4 million
o	Net Income includes an income tax benefit of $12.6 million from the reversal of a deferred tax valuation allowance
✓	Adjusted EBITDA was $13.5 million versus $11.2 million (see Schedule A for a reconciliation to net income)
✓	Other highlights from the 2016 fourth quarter:

o	Successfully closed on the acquisition of five Wind River smokeless tobacco brands and the VaporBeast online distribution platform
o	TPB grew retail market share in chewing tobacco and Moist Snuff Tobacco (“MST”), according to MSAi[1]
o	In smoking products, TPB grew retail market share in both cigarette papers and Make-Your-Own (“MYO”) cigar wraps
o	One less shipping day to the trade compared to 2015

Recent Events:

•
On February 17, 2017, TPB successfully refinanced its 2014 Credit Facility with a new 2017 Credit Facility arranged by Fifth Third Bank.  The new 2017 Credit Facility is expected to reduce annual interest expense by approximately $5 million based on rates and balances at closing.

•
The VaporBeast and Wind River smokeless brands acquisitions occurred late in the fourth quarter and contributed roughly one month to consolidated company results.  These results were generally in line with our expectations and we anticipate significant contributions from these acquisitions going forward.

“As we move forward, we will continue to explore additional accretive OTP acquisitions that offer potential for growth and synergies with the goal of improving our long-term market position and growing shareholder value," Wexler noted.

Management observations on the Fourth Quarter and the Full Year

Smokeless Products Segment (38% of total net sales)

Smokeless products net sales for the year increased 4.9% to $77.9 million on the growth of Stoker’s MST.  For the fourth quarter, net sales were $19.0 million, up $0.1 million from the prior quarter and 2.3% lower than the comparable 2015 quarter. Despite a highly competitive market environment during the quarter, Stoker’s MST cases shipped were up by approximately 7%.  Smokeless products volume comparisons to the prior year were impacted by the October 1, 2016 Pennsylvania state excise tax increase (see additional discussion below), one less shipping day for the 2016 period and an increase in returned goods relative to the introductory product launch period a year-ago.  For the quarter, volumes decreased 1.9% with the majority of this decline attributable to a shifting mix towards higher MST volumes and lower chew volumes (the average price of a case of chew is 2.5 times that of MST).  Price/mix decreased 0.4% on higher consumer trial incentives.

1 Management Science Associates, Inc. (“MSAi”) administers a proprietary information system that captures sales from approximately 1,000 wholesalers to over 250,000 retailers. “MST” excludes pouch and snus products. All market share statements in this release based on reports from MSAi.

Year-over-year industry volumes for chewing tobacco declined by greater than 10% in the quarter while MST was also soft, according to MSAi. TPB outpaced the industry in the quarter and grew its MSAi market share in both chewing tobacco and MST.

Gross profit for the smokeless segment increased modestly for the year to $38.6 million.  For the quarter, gross profit declined $1.5 million versus the prior year period to $9.1 million, largely because of a non-cash LIFO variance of $0.9 million, $0.5 million in Stoker’s MST cans launch costs and the volume impacts detailed above.  Segment gross margin for the quarter decreased from an exceptionally strong 55.0% in the fourth quarter of 2015 to 48.2% of net sales in the 2016 fourth quarter.  Segment gross margin excluding the non-cash LIFO adjustment was 50.2% for the fourth quarter 2016 versus 52.4% a year earlier (see Schedule C for a reconciliation).

Pennsylvania, which represents approximately 3% of industry chewing tobacco volumes and 6% of industry MST volumes, implemented a new $0.55 per ounce excise tax on smokeless products effective October 1, 2016.  The initial impact of the tax increase on trade volumes in the quarter was material to both the industry and TPB, with Pennsylvania chewing tobacco and MST industry shipments to retail down double-digits versus a year-ago, as measured by MSAi.  We expect these declines to moderate in the coming quarters as the trade adjusts to the new tax regime.  TPB will monitor the impact this new excise tax has on consumer behavior.

“We continue to make encouraging progress in new Stoker’s MST retail distribution and increased market share,” said Wexler.  “We anticipate that the addition of the regional Wind River smokeless brands will generate volume and share gains which will accelerate in late 2017 as we expand their retail footprint to meet consumer demand.”

Smoking Products Segment (54% of total net sales)

Net sales of smoking products increased $5.1 million for the year, or 4.8%, to $111.0 million.  For the quarter, net sales of smoking products were $27.6 million, an increase of 14.9% from the year-ago quarter.  Growth for the quarter was driven by continued gains in Zig-Zag ‘Rillo cigar wraps and strong orders for Zig-Zag cigarette papers. We expect that the accelerated purchases on cigarette papers in the fourth quarter of 2016 and the associated trade inventory build will reduce sales in the first quarter of 2017 by approximately $0.5 million to $1.0 million.  For the quarter, smoking products volumes increased 11.1%, while price/mix increased 3.8%.

Industry volumes for cigarette papers declined by high single-digits in the last quarter of 2016 while MYO cigar wraps increased by high single-digits, according to MSAi.  Zig-Zag increased its market share versus the year-ago period in both MYO cigar wraps and in cigarette papers, according to MSAi.

Smoking products gross profit for the year was up 9.0% to $57.6 million.  The quarter’s gross profit for the smoking segment increased $3.0 million, or 24.7% to $15.2 million compared with the fourth quarter of 2015.  Gross margin increased to 55.1% of net sales compared with 50.8% for the fourth quarter of 2015.  Fourth quarter 2016 smoking products results include FDA user fees on cigars for the first time with aggregate fees and associated federal excise taxes of less than $0.2 million.

NewGen (New Generation) Products Segment (8% of total net sales)

NewGen net sales for 2016 were up 1.4% to $17.3 million versus 2015.  Net sales for the quarter were $7.3 million, up $4.0 million versus the year-ago period as a result of the inclusion of one month of VaporBeast net sales. Industry vapor volumes have continued to move away from traditional retail outlets, where TPB had traditionally focused sales efforts. Volumes are shifting to non-traditional retailers, where the VaporBeast selling infrastructure provides a solid foundation.   For the quarter, volume increased 104.0% while price/mix accounted for an increase of 14.9%.

Gross profit for the NewGen product segment increased for the quarter versus year-ago by $1.1 million due to the inclusion of VaporBeast in segment results.  Gross profit for the year declined $0.8 million to $4.1 million.  Gross margin for fourth quarter 2016 strengthened versus a year-ago from 24.0% to 25.8% of net sales for the current period in 2016.

Other Performance Measures

Consolidated SG&A expenses for the full year 2016 were $56.8 million compared to $51.8 million in 2015 due primarily to infrastructure investments in sales and marketing, legal costs, the inclusion of one month of VaporBeast, the write-down of a note receivable from an R&D partner and research and development for quality assurance and new products.

Consolidated SG&A expenses for the 2016 quarter were $16.2 million compared to $12.4 million in the fourth quarter of 2015 due to acquisition expenses, the inclusion of VaporBeast expenses, a write-down of a note receivable, IPO related compensation expenses and continued strengthening of our sales and regulatory infrastructures to facilitate future growth.  For the fourth quarter of 2016:
•	Acquisition expenses were $1.1 million
•	VaporBeast SG&A was $0.6 million
•	One-time write-down of a note receivable of $0.4 million
•	IPO related compensation expenses were $0.3 million
•	Fourth quarter new product launch costs in SG&A of $0.4 million were $0.2 million more than year-ago
•	Recurring public company costs were $0.2 million

Non-recurring launch costs for MST in cost of goods sold in the 2016 fourth quarter were $0.5 million and no such costs were included in cost of goods sold in the fourth quarter a year-ago.

Investment income from our Master Settlement Agreement restricted cash amounted to $0.2 million in the quarter and $0.8 million for the year ended December 31, 2016.

Interest expense for the quarter ended December 31, 2016 was $5.7 million, which was $2.8 million or 33.0% lower than the year-ago period.  For the full year, interest expense was $26.7 million versus $34.3 million in 2015.  This decrease is attributable to lower average debt levels following our initial public offering in May 2016.

Fourth quarter and full year 2016 income before income taxes increased 63.4% to $4.4 million and 45.8% to $14.9 million, respectively.  Income tax benefit for the quarter was $12.6 million reflecting the reversal of our deferred tax asset valuation allowance as we continue to utilize historical net operating losses (“NOLs”) to offset taxable income.  Net income increased 620.1% to $17.1 million for the fourth quarter and 194.2% to $26.9 million for the year.

Capital expenditures amounted to $2.0 million in the quarter and $3.2 million for the full year 2016.  Expenditures in the quarter and year were impacted by the purchase of our formerly leased Stoker’s MST production facility in Dresden Tennessee for $1.3 million.

Fourth quarter 2016 Adjusted EBITDA increased to $13.5 million from $11.2 million in 2015.  For the year 2016, Adjusted EBITDA increased to $52.4 million versus $50.6 million in 2015 (See Schedule A for a reconciliation).

Total debt at December 31, 2016 was $218.2 million, compared to $292.4 million a year ago.  Net debt at December 31, 2016 was $215.3 million, compared to $287.6 million as of December 31, 2015, a reduction of $72.2 million.  Net debt at December 31, 2016 to Adjusted EBITDA was 4.1x (see Schedule B for a reconciliation).

At December 31, 2016, there were 18.4 million common shares outstanding.  Fully diluted weighted average shares for the three months ended December 31, 2016 were 19.7 million.

Outlook

On February 17, 2017, we replaced our former credit facility with a new $250 million credit facility.  This facility provides the company greater flexibility in the execution of our organic growth and acquisition strategies, reduces our interest expense, hedges $55 million of our debt against a rising interest rate environment and reduces the administrative burden and cost associated with our former credit facility.  Interest expense on an annualized basis is expected to be approximately $15.0 million, a $5 million savings based on rates and balances at closing.   Pro forma net debt at closing to pro forma acquisition EBITDA was 3.9x (see Schedule D).

California passed proposition 56 in November 2016.  The passage will result in new state excise taxes on liquid vapor products and cigar wraps for the first time effective April 1, 2017 and higher taxes on all OTP products on July 1.  California represents approximately 5% of industry MST, cigars and cigar wrap sales and 10% of industry e-cig volumes.  These segment percentages generally parallel TPB’s percentages.  We anticipate that the California proposition will affect trade behavior for 2017 and we will evaluate the tax impact on consumer behavior.

The company anticipates our 2017 volume growth to be between 26% and 31% (including VaporBeast and the five smokeless brands acquired) and price/mix contributing 2% to 4%.

Capital expenditures for 2017 are expected to be approximately $2.0 million.

We expect to fully utilize our NOLs to offset federal income taxes, while continuing to pay state taxes.

Earnings conference call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Monday, March 13, 2017.  Investment community participants should dial in 15 minutes ahead of time using the toll free number 866-807-9684 (International participants should call 412-317-5415).  A live webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, KY based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products.  TPB generates solid cash flow through its three focus brands, Zig-Zag® in smoking products, Stoker’s® in smokeless products and the VaporBeast™ e-commerce distribution engine in NewGen products.  More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible significant increases in tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	intense competition and our ability to compete effectively;
•	significant potential product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	concentration of business with large customers;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;

•	failure to achieve expected benefits of the VaporBeast acquisition and to integrate VaporBeast’s operations with ours;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	decrease in value of our deferred tax assets;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us; and

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Contacts:

Investment Community

Mark A. Stegeman, Senior Vice President, Chief Financial Officer
ir@tpbi.com
(502) 774-9238

Media
Terry McWilliams, President, Mozaic Investor Relations
ir@tpbi.com
(502) 774-9238

Financial statements follow:

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended
	December 31, 2016	December 31, 2015
Net sales	$53,822	$46,740
Cost of sales	27,605	23,071
Gross profit	26,217	23,669
Selling, general and administrative expenses	16,208	12,400
Operating income	10,009	11,269
Interest expense and financing costs	5,726	8,552
Investment income	(157)	-
Income before income taxes	4,440	2,717
Income tax expense (benefit)	(12,647)	344
Net income	$17,087	$2,373

Basic earnings per common share:
Net income	$0.93	$0.33
Diluted earnings per common share:
Net income	$0.87	$0.28
Weighted average common shares outstanding:
Basic - inclusive of voting and non-voting shares	18,357,629	7,198,081
Diluted - inclusive of voting and non-voting shares	19,741,667	8,354,387

Supplemental disclosures of statement of income information:
Excise Tax Expense	$4,629	$4,552
FDA Fees	$132	$65

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Years Ended
	December 31, 2016	December 31, 2015
Net sales	$206,228	$197,256
Cost of sales	105,872	100,960
Gross profit	100,356	96,296
Selling, general and administrative expenses	56,771	51,785
Operating income	43,585	44,511
Interest expense and financing costs	26,621	34,284
Investment income	(768)	-
Loss on extinguishment of debt	2,824	-
Income before income taxes	14,908	10,227
Income tax expense (benefit)	(12,005)	1,078
Net income	$26,913	$9,149

Basic earnings per common share:
Net income	$1.63	$1.27
Diluted earnings per common share:
Net income	$1.49	$1.10
Weighted average common shares outstanding:
Basic - inclusive of voting and non-voting shares	16,470,352	7,198,081
Diluted - inclusive of voting and non-voting shares	18,015,545	8,354,387

Supplemental disclosures of statement of income information:
Excise Tax Expense	$20,540	$20,101
FDA Fees	$413	$320

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	December 31, 2016	December 31, 2015
Current assets:
Cash	$2,865	$4,835
Accounts receivable, net of allowances of $35 in 2016 and $137 in 2015	2,181	3,940
Inventories	62,185	44,339
Other current assets	11,625	10,838
Total current assets	78,856	63,952
Property, plant and equipment, net	7,590	5,603
Deferred income taxes	6,288	-
Deferred financing costs, net	139	208
Goodwill	134,390	128,697
Other intangible assets, net	27,138	8,553
Master Settlement Agreement - escrow deposits	30,410	31,842
Other assets	209	3,608
Total assets	$285,020	$242,463

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,153	$4,087
Accrued liabilities	15,336	11,053
Accrued interest expense	394	4,329
First lien term loan	1,650	1,650
Revolving credit facility	15,034	18
Total current liabilities	41,567	21,137
Notes payable and long-term debt	201,541	290,772
Deferred income taxes	-	7,013
Postretirement benefits	4,407	4,666
Pension benefits	423	487
Other long-term liabilities	3,024	-
Total liabilities	250,962	324,075

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares, 2016 18,402,022 and 2015 6,259,480	184	63
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares, 2016 0 and 2015 938,857	-	9
Additional paid-in capital	104,895	12,628
Accumulated other comprehensive loss	(4,049)	(3,512)
Accumulated deficit	(66,972)	(90,800)
Total stockholders' equity (deficit)	34,058	(81,612)
Total liabilities and stockholders' equity (deficit)	$285,020	$242,463

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Years Ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net income	$26,913	$9,149
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	2,824	-
Gain on sale of property, plant and equipment	-	(2)
Depreciation expense	1,227	1,059
Amortization of deferred financing costs	1,419	1,448
Amortization of original issue discount	724	1,048
Amortization of other intangible assets	58	-
Interest incurred but not paid on PIK Toggle Notes	3,422	8,229
Interest incurred but not paid on 7% Senior Notes	329	851
Interest paid on PIK Toggle Notes	(9,893)	-
Reserve of note receivable	430	-
Deferred income taxes	(12,719)	51
Stock option compensation expense	117	143
Restricted stock compensation expense	50	-
Member unit compensation expense	13	91
Changes in operating assets and liabilities:
Accounts receivable	2,072	(1,407)
Inventories	(12,513)	2,032
Other current assets	1,361	49
Other assets	(100)	(118)
Accounts payable	3,631	1,784
Accrued pension liabilities	262	163
Accrued postretirement liabilities	(172)	(179)
Accrued liabilities and other	(327)	39
Net cash provided by operating activities	9,128	24,430

Cash flows from investing activities:
Capital expenditures	(3,207)	(1,602)
Acquisitions	(23,625)	-
Proceeds from sale of property, plant and equipment	-	2
Issuance of note receivable	-	(430)
Net cash used in investing activities	(26,832)	(2,030)

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Years Ended
	December 31, 2016	December 31, 2015

Cash flows from financing activities:
Proceeds from (payments of) revolving credit facility, net	15,016	(7,335)
Prepaid equity issuance costs	-	(2,049)
Payments for first lien term loan	(4,388)	(16,649)
Payments of second lien term loan	(20,000)	-
Payment of PIK Toggle Notes	(24,107)	-
Payments for second and third lien notes	-	-
Payments for financing costs	(450)	-
Redemption of Intrepid options	(661)	-
Redemption of Intrepid warrants	(5,500)	-
Warrants exercised	4	-
Exercise of options	169	1
Redemption of options	(85)	-
Proceeds from issuance of stock	55,736	-
Net cash provided by (used in) financing activities	15,734	(26,032)

Net decrease in cash	(1,970)	(3,632)
Cash, beginning of period	4,835	8,467
Cash, end of period	$2,865	$4,835

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$34,553	$23,157
Cash paid during the period for income taxes, net	$623	$1,027

Supplemental schedule of noncash financing activities
Issuance of restricted stock	$279	$-
Conversion of PIK Toggle Notes to equity	$29,014	$-
Conversion of 7% Senior Notes to equity	$10,074	$-
Accrued expenses incurred for prepaid equity issuance costs	$-	$1,129

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Net debt and Gross Profit excluding LIFO.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Net debt and Gross Profit excluding LIFO are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA and Gross Profit excluding LIFO are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.  We believe that Net debt is an appropriate measure of our indebtedness because excess cash is used to pay down debt.

We define “EBITDA” as net income before interest expense, provision for income taxes, and depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, provision for income taxes, depreciation and amortization, loss on extinguishment of debt, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net debt” as total debt less cash.  We define “Gross Profit excluding LIFO” as gross profit less non-cash LIFO adjustments.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  Adjusted EBITDA excludes significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.  The tables below provides a reconciliation between net income and Adjusted EBITDA for the three and twelve months ended December 31, 2016 and 2015.

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended
	December 31, 2016	December 31, 2015
Net income	$17,087	$2,373
Add:
Interest expense	5,726	8,552
Income tax expense (benefit)	(12,647)	344
Depreciation expense	331	275
Amortization expense	58	-
EBITDA	$10,555	$11,544
Components of Adjusted EBITDA
LIFO adjustment (a)	397	(663)
Pension/postretirement expense (b)	58	62
Non-cash stock options, restricted stock and incentives expense (c)	35	25
Foreign exchange hedging (d)	91	(35)
Strategic initiatives (e)	1,116	38
Launch costs (f)	909	218
IPO related compensation costs (g)	310	-
Adjusted EBITDA	$13,471	$11,189

(a)	Represents non-cash expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(f)	Represents non-recurring product launch costs of our new product lines.
(g)	Represents non-recurring compensation expenses incurred in connection with the May IPO.

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Years Ended
	December 31, 2016	December 31, 2015
Net income	$26,913	$9,149
Add:
Interest expense	26,621	34,284
Income tax expense (benefit)	(12,005)	1,078
Depreciation expense	1,227	1,059
Amortization expense	58	-
EBITDA	$42,814	$45,570
Components of Adjusted EBITDA
LIFO adjustment (a)	889	(56)
Pension/postretirement expense (b)	437	341
Non-cash stock options, restricted stock and incentives expense (c)	180	234
Foreign exchange hedging (d)	125	(35)
Loss on extinguishment of debt (e)	2,824	-
Warehouse reconfiguation (f)	-	376
Strategic initiatives (g)	1,587	2,259
Launch costs (h)	2,678	1,915
IPO related compensation costs (i)	915	-
Adjusted EBITDA	$52,449	$50,604

(a)	Represents non-cash expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the non-cash loss due to the write-off of accrued interest expense.
(f)	Represents the one-time relocation of finished product for improved logistical services.
(g)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(h)	Represents non-recurring product launch costs of our new product lines.
(i)	Represents non-recurring compensation expenses incurred in connection with the May IPO.

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in million)

	December 31, 2016		December 31, 2015

Cash	$2.9		$4.8

Total Debt	218.2		292.4

Net Debt	$215.3		$287.6

Leverage Ratio (a)	4.1	x	5.7	x

(a)	Leverage ratio is calculated by net debt / adjusted EBITDA.

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Gross Profit excluding LIFO
(dollars in thousands except share data)

	Three Months Ended		Years Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$53,822	$46,740	$206,228	$197,256
Cost of sales	27,605	23,071	105,872	100,960
Gross profit	26,217	23,669	100,356	96,296
Gross margin	48.7%	50.6%	48.7%	48.8%

LIFO adjustment (a)	397	(663)	889	(56)
Gross profit excluding LIFO	$26,614	$23,006	$101,245	$96,240

Gross margin excluding LIFO	49.4%	49.2%	49.1%	48.8%

	Smokeless Segment		Smokeless Segment
	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$18,974	$19,420	$77,913	$74,293
Cost of sales	9,838	8,742	39,279	35,772
Gross profit	9,136	10,678	38,634	38,521
Gross margin	48.2%	55.0%	49.6%	51.9%

LIFO adjustment (a)	380	(511)	994	78
Gross profit excluding LIFO	$9,516	$10,167	$39,628	$38,599

Gross margin excluding LIFO	50.2%	52.4%	50.9%	52.0%

(a)	Represents non-cash expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.

Schedule D

Turning Point Brands, Inc.
Pro forma net debt to pro forma acquisition EBITDA
(dollars in thousands)

December 31, 2016 adjusted EBITDA (a)	$52,449
Acquisition adjustment (b)	7,383
Pro forma acquisition EBITDA	$59,832

December 31, 2016 Cash	$2,865

2017 Revolver	$31,550
2017 First-Lien Term Loan	110,000
2017 Second Out Term Loan	35,000
2017 Second-Lien Term Loan	55,000
VaporBeast Note	2,000
Pro forma total debt	$233,550

Pro forma net debt	$230,685

Pro forma Leverage Ratio (c)	3.9	x

(a)	Includes one month of adjusted EBITDA from our fourth quarter 2016 acquisitions.

(b)	Adjustment to adjusted EBITDA per the 2017 debt agreement to give effect to the fourth quarter 2016 acquisitions.

(c)	Pro forma leverage ratio is calculated by pro forma net debt / pro forma acquisition EBITDA.